EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-137497, 333-114643, 333-101691, 333-87488, 333-45742, 333-03583, and 333-183979) and the Registration Statements on Form S-3 (Nos. 333-116226, 333-79147, 333-61489, 333-41199, and 333-19951) of Patterson Companies, Inc. of our reports dated June 25, 2014, with respect to the consolidated financial statements and schedule of Patterson Companies, Inc., and the effectiveness of internal control over financial reporting of Patterson Companies, Inc. included in this Annual Report (Form 10-K) of Patterson Companies, Inc. for the year ended April 26, 2014.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 25, 2014